Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Infinity Pharmaceuticals, Inc. for the registration of $150,000,000 of common stock, preferred stock, debt securities or warrants to be filed on or about December 22, 2006 and to the incorporation by reference of our report dated March 31, 2006 (except for Note 16, as to which the date is April 11, 2006), with respect to the financial statements of Infinity Pharmaceuticals, Inc., included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on October 27, 2006.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 20, 2006